Exhibit 99.1

C1 Bank and CenterState Bank Offer Community Banks an Inexpensive Mobile Relationship Profitability Model To Use In The Field

"Smart Loan Express" gives financial institutions the power to have real-time loan analytics where they need it -- in front of the customer.

Company Release - 03/04/2015 08:00

ST. PETERSBURG, Fla., March 4, 2015 /PRNewswire/ -- C1 Bank (NYSE: BNK) and CenterState Bank of Florida, N.A. announced today a partnership whereby CenterState, through its Correspondent Division, would provide analytics, launch and market C1 Lab's Smart Loan Express to financial institutions across the country.  Smart Loan Express helps bank lenders and management teams better understand and manage the risk-adjusted return on equity of a new loan and relationship through an easy to use online, mobile or tablet interface. C1 Labs is the in-house development team of C1 Bank focused on rapid fin-tech application development.

C1 Bank has used Smart Loan Express since 2013, running over 4,000 simulations to date, and has seen an improvement in both production and profitability. The Smart Loan Express asks the user to input basic information about the proposed loan and then calculates the risk-adjusted profitability of that loan including deposits and fees. C1 Bank's lender incentive program is linked to the Smart Loan Express output so that the incentive structure favors those loans with a higher risk-adjusted incremental return on equity.

"We empower our lenders to shake hands on price, so Smart Loan Express is essentially a live term sheet driven by the results of the C1 Labs Smart Loan Calculator," said C1 Bank President, CEO, and Smart Loan Express inventor Trevor Burgess. "This is a modern day version of the rate-sheet, taking into account the dynamics of each individual deal overlaying management's objectives for portfolio composition," said Trevor.

"Bank relationships are too complicated to price by gut anymore," said Chris Nichols, the Chief Strategy Officer for CenterState Bank.  "Smart Loan Express is state-of-the-art when it comes to bank analytics as the artificial intelligence makes context-sensitive suggestions, as well as gives the lender the probability of approval based on the bank's past credit approval history - the end result is more lender confidence and greater bank profitability," said Chris.

Smart Loan Express is a secure, cloud-based application that is customized for each bank and is priced as low as $80 per month. Coming in both a web and app version, Smart Loan Express has no upfront or set up fees plus can be set up for a bank in minutes as opposed to weeks. More information can be found at www.SmartLoanExpress.com.

About C1 Bank

C1 Bank is a bank by entrepreneurs for entrepreneurs that serves thousands of sophisticated savers and borrowers from 30 locations across Florida and online at www.C1Bank.com. C1 Bank was ranked the sixth fastest-growing bank in the United States, as having the "Coolest Office Space," and ranked in the 2014 Inc. 5000.  C1 Bank President & CEO, Trevor Burgess, was named the American Banker 2014 Community Banker of the Year and won Ernst & Young Entrepreneur Of The Year® 2013 in Florida in the Financial Services category.  C1 Bank is a leader in business loans, SBA loan programs, portfolio residential mortgages, association and treasury services, and a wide suite of checking and savings depository products.  C1 Labs is a division of the bank focused on developing applications to enhance client relationships and improve bank productivity.  C1 Bank is the Official Bank of the Tampa Bay Buccaneers, the Official Bank of the Outback Bowl, the Official Bank of the Tampa Bay Rowdies and a Corporate Partner of the Miami HEAT. On August 14, 2014, C1 Financial, Inc., the parent of C1 Bank, became a publicly traded company on the New York Stock Exchange under the ticker symbol "BNK."

About CenterState Bank

Headquartered in Winter Haven, Florida, between Orlando and Tampa, CenterState provides a range of consumer and commercial banking services, including trust services.  These services are provided to individuals, businesses and industries throughout Central, Southeastern and Northeastern Florida.

The Company, through its Correspondent Division, also provides research; an automated SBA platform called SmartBiz; clearing/cash management; fixed income; loan sales services; hedging; foreign exchange; fed funds purchased products; safekeeping; proprietary bond accounting; asset/liability; strategic planning and consulting services to financial institutions located throughout the United States.

Smart Loan Express is a registered trademark of C1 Bank.